December 12, 2012	ATTORNEYS AT LAW 111 Huntington Avenue Boston, Massachusetts 02199 617.342.4000 TEL 617.342.4001 FAX foley.com CLIENT/MATTER NUMBER 103133-0101

Tile Shop Holdings, Inc.

14000 Carlson Parkway

Plymouth, Minnesota 55441

Re:	Tile Shop Holdings, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel to Tile Shop Holdings, Inc., a Delaware corporation (the “Company”) in connection with the filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) of (i) a Registration Statement on Form S-1 filed with the Commission on November 28, 2012 (File No. 333-185180), as amended (the “Registration Statement”) and (ii) a Registration Statement on Form S-1 filed pursuant to Rule 462(b) filed with the Commission on the date hereof (File No. 333-) (the “462(b) Registration Statement”), relating to the registration of 5,175,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), all of which are being offered by certain stockholders of the Company (the “Selling Stockholders”), and which include 675,000 shares subject to an over-allotment option granted by the Selling Stockholders to the underwriters for the offering. The Shares in excess of the 4,600,000 shares covered by our original opinion filed as an exhibit to the Registration Statement are referred to herein as the “462(b) Shares.”

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus that forms a part thereof (the “Prospectus”), or the 462(b) Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Tile Shop Holdings, Inc.

December 12, 2012

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the 462(b) Shares have been duly authorized and are validly issued, fully paid, and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and the 462(b) Registration Statement and may be relied upon only by you and by persons entitled to rely upon it pursuant to applicable provisions of the Act. We consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and further consent to our name under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Foley & Lardner LLP